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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Aureal Semiconductor Inc. for the registration of 27,682,716 shares of its common stock of our report dated August 4, 1994, except as to the first paragraph of Note 1 as to which the date if January 20, 1995, with respect to the consolidated financial statements and schedule of Media Vision Technology, Inc. (now Aureal Semiconductor Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


San Jose, California

June 14, 1996